Exhibit 3.1
THIRD AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
APPLICA INCORPORATED
     Pursuant to the provisions of Sections 607.1006 and 607.1007 of the Florida Business Corporation Act, the undersigned corporation hereby adopts the following Third Amended and Restated Articles of Incorporation:
ARTICLE TWO
     The name of this corporation shall be: APPLICA INCORPORATED (the “Corporation”).
ARTICLE THREE
     The purpose for which the Corporation is organized is to transact any or all lawful business for which corporations may be incorporated under the laws of the State of Florida. The Corporation shall have all of the general and additional powers and rights now or hereafter conferred upon it by law.
ARTICLE FOUR
     The maximum number of shares of stock which the Corporation is authorized to have at any time is 75,000,000 shares of common stock, having a par value of $0.10 per share, the consideration for the issuance of which shall be fixed by the Board of Directors.
     The Corporation shall have the power to issue the whole or any part of the shares of its capital stock as partly paid, subject to calls thereon until the whole thereof shall have been paid in full; this is to be determined by the Board of Directors. All holders of stock shall be entitled to vote the same whether said stock be fully or partially paid unless determined otherwise by the Board of Directors at or before the time of the issuance thereof.
ARTICLE FIVE
     The Corporation shall have permanent and perpetual existence.
ARTICLE SIX
     The post office address of the principal office of the Corporation shall be 3633 Flamingo Road, Miramar, Florida 33027, but other offices for the transaction of business may be located wherever the Board of Directors may deem necessary or fit.
ARTICLE SEVEN
     Section 1. Number, Election and Term of Office. The business of the Corporation shall be managed by a Board of Directors who need not be shareholders of the Corporation. The number of directors shall be 15, which number may be increased or decreased from time to time by resolution of the majority of the Board of Directors, but shall not be less than seven nor more than 15.
     The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible. The terms of office of directors of one class shall expire at each annual meeting of shareholders, and in all cases as to each director until his successor shall be elected and shall qualify, or until his earlier resignation, removal from office, death or incapacity. If the number of directors is changed, any increase or decrease in directors shall be apportioned among the classes so as to maintain all classes as equal in number as possible, and any additional director elected to any class shall hold office for a term which shall coincide with the terms of the other directors in such class. No decrease in the number of directors shall shorten the term of any incumbent director.
     At each annual meeting, the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if different, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of shareholders after their election. At each annual meeting of shareholders, the nominees receiving the highest number of votes will be elected.
     Section 2. Removal. Any director or the entire Board of Directors may be removed; however, such removal must be for cause and must be approved as set forth in this Section. Except as may otherwise be provided by law, cause for removal shall be construed to exist only if: (a) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction; or (b) such director has been adjudicated by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the Corporation in a matter of substantial importance to the Corporation and such adjudication is no longer subject to direct appeal.
     Removal for cause, as defined in (a) and (b) above, must be approved by at least a majority vote of the shares of the Corporation then entitled to vote at an election for that director or by at least a majority of the total number of directors. Any action for the removal of a director must be brought within one year of such conviction or adjudication.
     Section 3. Vacancies. Any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office, the creation of a new directorship by an increase in the authorized number of directors, or otherwise shall be filled by a majority vote of the directors then in office, though less than a quorum of the entire Board of Directors. Directors so chosen to fill any vacancy shall hold office for a term expiring at the nest Annual Meeting of Shareholders.
     Section 4. Amendment, Alteration, Repeal, etc. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 67% of the shares of the Corporation then entitled to vote in the election of directors shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article Six.
ARTICLE EIGHT
     Upon the election of the Board of Directors by the shareholders, such Board shall manage the business and affairs of the Corporation without the need of further authorization from the shareholders, except as otherwise provided by law. An action of the Board may be rescinded only upon a vote of shareholders having two-thirds (2/3) of the stock of the Corporation which may at any time be actually issued, unless otherwise provided for by the Bylaws.
ARTICLE NINE
     No shareholder of the Corporation shall, because of his ownership of stock, have a preemptive or other right to purchase, subscribe for, or take any part of any stock or any part of the notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase stock of the Corporation issued, optioned, or sold by it after its incorporation. Any part of the capital stock and any part of the notes, debentures, bonds or other securities convertible into or carrying options or warranties to purchase stock of the Corporation authorized by this Articles of Incorporation or by amended articles, duly filed, may at any time be issued, optioned for sale, and sold or disposed of by the Corporation pursuant to resolution of the Board of Directors to such persons and upon such terms as may to such Board seem proper without first offering such stock or securities or any part thereof to existing shareholders.

ARTICLE TEN
     Section 1. Any action required or permitted to be taken by the shareholders of the Corporation must be taken at a duly called annual or special meeting of shareholders of the Corporation. No shareholder action may be taken by a consent in writing.
     Section 2. The Corporation shall call a special meeting upon the written request of the Chairman, the President, a majority of the Board of Directors acting with or without a meeting, or the holders of not less than ten percent (10%) of all the shares entitled to vote at the meeting.
     Section 3. Upon request in writing delivered either in person or by registered or certified mail to the Secretary of the Corporation by the persons herein entitled to request the calling of a special meeting of shareholders, the Board of Directors shall fix the Record Date for and the place, date and hour of the meeting, and the Secretary shall give notice of such meeting and the place, day and hour and the purpose or purposes thereof to the shareholders entitled thereto.

3